Exhibit 10.25
AMENDMENT 2007-1
TO THE
IKON OFFICE SOLUTIONS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
     WHEREAS, IKON Office Solutions, Inc. (the “Company”) maintains the IKON Office Solutions, Inc. Executive Deferred Compensation Plan, as amended and restated effective January 1, 2005, (the “Executive Plan”) for the benefit of certain eligible employees of the Company;
     WHEREAS, the Human Resources Committee of the Board of Directors of the Company (the “Board”) desires to amend the Executive Plan to: (i) reduce the percentage of matching contributions that will be made to the Executive Plan with respect to an eligible participant’s deferral of his or her annual bonus to the Executive Plan; (ii) reduce the maximum percentage of STI that a Group II Employee may defer to the Executive Plan; (iii) shorten the vesting schedule with respect to matching contributions made to the Executive Plan for amounts contributed to the Executive Plan on or after January 1, 2008; and (iv) provide for the full vesting of matching contributions in the event of a Change in Control (as defined in the Executive Plan); and
     WHEREAS, pursuant to Paragraph 20 of the Executive Plan, the Board may amend the Executive Plan at any time.
     NOW, THEREFORE, effective January 1, 2008, the Executive Plan is hereby amended and restated as follows:
1. The first paragraph of Paragraph 4(b) of the Executive Plan is hereby amended and restated in its entirety to read as follows:
“(b) Initial Deferrals — Type of Deferral — Group II Employees. Effective March 1, 2006, prior to the beginning of each Plan Year during the term of the Plan, a Group II Employee may irrevocably elect to defer up to 20% (effective January 1, 2008, up to 10%) of the STI that will become payable to him for IKON’s fiscal year ending in the following Plan Year; provided, however, that with respect to the STI that will become payable pursuant to IKON’s fiscal year ending September 30, 2006, a Group II Employee may irrevocably elect to defer a portion of such STI by making such election within the time period determined by the Administrator, but no later than March 30, 2006. A Group II Employee shall not be eligible to defer Compensation or Equity Rights to the Plan.”
2. Paragraph 5 of the Executive Plan is hereby amended and restated in its entirety to read as follows:

“5. Matching Contributions. Effective March 1, 2006 for STI deferrals made to the Plan on and after March 1, 2006, IKON shall credit to each Participant’s IKON index account matching contributions based on the percentage of STI deferred to the Plan by the Participant, the Participant’s employment level at IKON, and whether the Participant is a Group I Employee or Group II Employee. Specifically, unless otherwise determined by IKON’s Retirement Plans Committee or such other committee appointed by IKON’s Board of Directors with the authority to determine matching contributions under the Plan, (i) each Plan Year prior to January 1, 2008 for (a) Group I Employees, IKON will match 100% of the (x) first 75% of STI deferred to the Plan by IKON’s Chief Executive Officer, (y) first 50% of STI deferred to the Plan by a Participant who has an employment grade of Level 1 (or its equivalent), and (z) first 30% of STI deferred to the Plan by a Participant who has an employment grade of Level 2 (or its equivalent); and (b) Group II Employees, IKON will match 100% of the STI deferred to the Plan by such Participant; and (ii) each Plan Year on or after January 1, 2008 for (a) Group I Employees, IKON will match 100% of the (x) first 40% of STI deferred to the Plan by IKON’s Chief Executive Officer, (y) first 25% of STI deferred to the Plan by a Participant who has an employment grade of Level 1 (or its equivalent), and (z) first 15% of STI deferred to the Plan by a Participant who has an employment grade of Level 2 (or its equivalent); and (b) Group II Employees, IKON will match 100% of the first 10% of the STI deferred to the Plan by such Participant. All matching contributions pursuant to this Paragraph 5 shall be credited to the IKON index account and shall be distributed to the Participant at the same time that the STI for which the matching contribution is made is distributed to the Participant.”
3. The second paragraph of Paragraph 8(c) of the Executive Plan is hereby amended and restated in its entirety to read as follows:
“Except as provided below, the matching contributions credited to a Participant’s IKON index account shall vest in equal installments of (i) for matching contributions credited for Plan Years prior to January 1, 2008, 1/3 on the third, fourth and fifth anniversary of the date such matching contributions were credited to the Participant’s IKON index account, and (ii) for matching contributions credited for Plan Years on or after January 1, 2008, 1/3 on the second, third and fourth anniversary of the date such matching contributions were credited to the Participant’s IKON index account; so long as the Participant, in either case, is employed by IKON on the applicable date. Notwithstanding the foregoing, once the Participant has attained Normal Retirement Age, the vesting of the matching contributions shall be as described in the following paragraphs, as applicable.”
4. The last paragraph of Paragraph 8(c) of the Executive Plan is hereby amended and restated in its entirety to read as follows:
“Unless otherwise provided in an employment agreement between the Participant and IKON that has been properly approved by IKON in accordance with established policy, if the Participant has a Separation From Service prior to the date for any portion of the matching contributions credited to the Participant’s IKON index account to have vested as described above, the matching contributions that have not vested as of such date shall be forfeited and the Participant shall not be entitled to receive a distribution of shares of IKON common stock relating to any forfeited matching contributions; provided, however, that (i) if the Participant has a Separation From Service on account of death or Disability, all of the Participant’s unvested matching contributions shall become vested as of the date the Participant’s Separation From Service on account of death or Disability; or (ii) if a Change in Control (as defined below) occurs while the Participant is employed by IKON, all of the Participant’s unvested matching contributions shall become vested on the date of the Change in Control.”
5. In all respects not modified by this Amendment 2007-1, the Executive Plan is hereby ratified and confirmed.
     IN WITNESS WHEREOF, the Board has executed this amendment to the Executive Plan, this 27th day of November, 2007.

IKON OFFICE SOLUTIONS, INC.

By:	/S/ KATHLEEN M. FORTEBONO

Its:	Plan Administrator